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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             ITC/\DeltaCom Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                               ITC/\DELTACOM, INC.

                          1791 O.G. Skinner Drive
                           West Point, Georgia 31833

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               MAY 11, 2000

                               ----------------







To our stockholders:

   On behalf of the board of directors of ITC/\DeltaCom, Inc., it is my pleasure to invite you to the Company's 2000 annual meeting of stockholders. The annual meeting will be held on Thursday, May 11, 2000, at 11:00 a.m., local time, at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia. The annual meeting has been called for the following purposes:

     1. to consider and vote upon a proposal to elect four directors of ITC/\DeltaCom;

     2. to consider and vote upon a proposal to amend ITC/\DeltaCom's restated certificate of incorporation to increase the number of authorized shares of capital stock from 95,000,000 shares to 205,000,000 shares and to increase the number of authorized shares of common stock from 90,000,000 shares to 200,000,000 shares, with the number of authorized shares of preferred stock remaining at 5,000,000 shares;

     3. to consider and vote upon an amendment to the ITC/\DeltaCom, Inc. 1997 Stock Option Plan to increase the number of shares of common stock that may be issued under the plan; and

     4. to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

   Only stockholders of record at the close of business on March 29, 2000 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

                                        By Order of the Board of Directors,

                                        /s/ Campbell B. Lanier, III
                                        Campbell B. Lanier, III
                                        Chairman of the Board of Directors



   Dated: April 18, 2000

 YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR THROUGH THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD.

                            ITC/\DELTACOM, INC.
                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833

                         Annual Meeting of Stockholders
                                  May 11, 2000

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

Proxy Solicitation

   This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of ITC/\DeltaCom, Inc. for use at the Company's 2000 annual meeting of stockholders to be held on Thursday, May 11, 2000, at 11:00 a.m., local time, at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

   ITC/\DeltaCom will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company may also make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

   This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about April 18, 2000.

Voting and Revocability of Proxies

   A proxy for use at the annual meeting and a return envelope are enclosed. Stockholders may also vote their shares by telephone or through the Internet by following the instructions provided on the enclosed proxy card. Shares of ITC/\DeltaCom's common stock represented by an effective proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted "FOR" approval of each proposal considered at the annual meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters which are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

   A stockholder who has given a proxy may revoke it at any time before its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. Unless revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the meeting of a stockholder who has submitted a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: ITC/\DeltaCom, Inc., 1791 O.G. Skinner Drive, West Point, Georgia 31833, Attention: Secretary.

Voting Procedure

   All holders of record of the Company's common stock at the close of business on March 29, 2000 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annualmeeting for each share held by such stockholder. As of March 29, 2000, there were 60,016,650 shares of common stock outstanding.

   The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

   Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting. Votes may be cast for, against or as abstentions. Abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote against the proposal to approve an amendment to the Company's restated certificate of incorporation and the proposal to approve an amendment to the ITC/\DeltaCom, Inc. 1997 Stock Option Plan. Abstentions will not affect whether the proposal for election of directors is approved at the annual meeting.

   Broker-dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules typically include the election of directors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters and, assuming the presence of a quorum, will not affect whether the proposal for election of directors or the proposal to approve an amendment to the ITC/\DeltaCom, Inc. 1997 Stock Option Plan is approved at the annual meeting. Broker non-votes will have the same effect as a vote against the proposal to approve the amendment to the Company's restated certificate of incorporation, which will require approval by the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date for the annual meeting.

                               SECURITY OWNERSHIP

   The information presented below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

   As of February 29, 2000, there were 59,844,872 shares of common stock outstanding.

Principal Stockholders

   The following table presents, as of February 29, 2000, information based upon the Company's records and filings with the SEC regarding each person, other than a director, director nominee or executive officer of the Company, known to the Company to be the beneficial owner of more than 5% of the common stock:

Name and Address of                                Amount and Nature    Percent
 Beneficial Owner                               of Beneficial Ownership of Class
-------------------                             ----------------------- --------
SCANA Corporation (1)..........................        5,105,833          8.5%
American Water Works Company, Inc. (2).........        4,017,264          6.7
J. Smith Lanier (3)............................        3,641,964          6.1

--------

(1) Based upon a Schedule 13G filed with the SEC on February 14, 2000. SCANA Corporation reports that it shares voting power and dispositive power with respect to all of the shares shown with its subsidiaries, SCANA Communications, Inc. and SCANA Communications Holdings, Inc. SCANA Communications Holdings, Inc. is the record owner of all of the shares shown. The address of SCANA Corporation is 1426 Main Street, Columbia, South Carolina 29201.

(2) The address of American Water Works Company, Inc. is 1025 Laurel Oak Road, Vorhees, New Jersey 08043.

(3) Based upon a Schedule 13G filed with the SEC on February 14, 2000. Mr. Lanier reports that he has sole voting power and sole dispositive power with respect to 2,120,239 of the shares shown and shared voting power and shared dispositive power with respect to 1,521,725 of the shares shown. Shares for which Mr. Lanier has sole voting and dispositive power include options to purchase 34,428 shares that are currently vested and exercisable or will vest and become exercisable within 60 days of February 29, 2000 and 27,542 shares held in Mr. Lanier's Individual Retirement Account. Shares for which Mr. Lanier shares voting and dispositive power include 648,798 shares held of record by Mr. Lanier's wife; 158,167 shares held of record by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; 600,000 shares held of record by the J. Smith Lanier Charitable Remainder Trust, of which Mr. Lanier is the trustee; and 114,760 shares held of record by the Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is co-trustee. Mr. Lanier's address is c/o ITC/\DeltaCom, Inc., 1791 O.G. Skinner Drive, West Point, Georgia 31833.

Security Ownership of Directors, Director Nominees and Executive Officers

   The following table presents, as of February 29, 2000, information regarding the beneficial ownership of the common stock by each director and each nominee to the board of directors, each executive officer of the Company named in the summary compensation table under the "Executive Compensation" section of this proxy statement and all directors and executive officers of the Company as a group:

   Name of                                Amount and Nature of      Percent
Beneficial Owner                       Beneficial Ownership(1)(2) of Class (1)
----------------                       -------------------------- ------------
James H. Black, Jr. (3)...............            128,176                *
Donald W. Burton (4)..................            560,167                *
Malcolm C. Davenport, V (5)...........            422,778                *
Robert A. Dolson......................             60,503                *
O. Gene Gabbard (6)...................             79,028                *
Campbell B. Lanier, III (7)...........          6,744,807             11.1%
Foster O. McDonald (8)................            613,494              1.0
Steven D. Moses (9)...................            198,371                *
William T. Parr (10)..................            317,717                *
William H. Scott, III (11)............          2,264,544              3.7
Douglas A. Shumate (12)...............            292,995                *
William B. Timmerman (13).............          5,166,336              8.6
Andrew M. Walker (14).................            539,082                *
Roger F. Woodward.....................            175,566                *
All directors and executive officers
 as a group (16 persons) (15).........         17,623,003             27.9

--------

* Less than one percent.

(1) The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. As used in this proxy statement, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

(2) Includes the following shares that the individuals named below have the right to purchase within 60 days of February 29, 2000 pursuant to options:

       Donald W. Burton..............................................    51,485
       Malcolm C. Davenport, V.......................................    58,503
       Robert A. Dolson..............................................    58,503
       O. Gene Gabbard...............................................    67,555
       Campbell B. Lanier, III.......................................   772,421
       Foster O. McDonald............................................   273,940
       Steven D. Moses...............................................   145,886
       William T. Parr...............................................    58,503
       William H. Scott, III.........................................   770,022
       Douglas A. Shumate............................................   219,611
       William B. Timmerman..........................................    58,503
       Andrew M. Walker..............................................   410,696
       Roger F. Woodward.............................................   169,626
                                                                      ---------
        Total........................................................ 3,115,254
                                                                      =========

(3) Includes 42,788 shares owned jointly with Mr. Black's wife, 316 shares held of record by Mr. Black's minor daughter and 316 shares held of record by Mr. Black's minor son.

(4) Includes 30,787 shares held of record by South Atlantic Venture Fund, L.P., of which Mr. Burton is the managing general partner; 123,838 shares held of record by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; 698 shares held of record by South Atlantic Capital Corporation, of which Mr. Burton is a director and sole shareholder; and 70 shares held of record by Mr. Burton's son. Also includes 10,724 unexercised but vested options held of record by South Atlantic Venture Fund II, Limited Partnership, 8,884 unexercised but vested options held of record by South Atlantic Venture Fund III, Limited Partnership, 2,783 unexercised but vested options held of record by South Atlantic Private Equity Fund IV and 4,285 unexercised but vested options held of record by South Atlantic Private Equity Fund IV (QP). Mr. Burton either is or controls the general partner of each of the entities identified in the preceding sentence.

(5) Includes 296,622 shares held of record by the Malcolm C. Davenport, V Family Trust, of which Mr. Davenport is co-trustee.

(6) Includes 6,667 shares held of record by Treelodge Limited Partnership of which Mr. Gabbard is a general partner.

(7) Includes 2,412 shares held of record by Mr. Lanier's wife; 158,167 shares held of record by the Lanier Family Foundation, of which Mr. Lanier is co-trustee; 114,760 shares held of record by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Lanier is co-trustee; and 8,803 shares held of record by the C. B. Lanier, Jr., Marital Trust, of which Mr. Lanier is co-trustee.

(8) Includes 114,760 shares held of record by Wesley L. McDonald Irrevocable Trust of 1989, of which Mr. McDonald is trustee, and 228 shares held of record by Mr. McDonald's wife.

(9) Includes 275 shares held of record by Mr. Moses's wife.

(10) Includes 2,000 shares held of record by Mr. Parr's wife.

(11) Includes 2,524 shares held of record by Mr. Scott's wife; 458 shares held of record by Mr. Scott's minor daughter; 158,167 shares held of record by the Lanier Family Foundation, of which Mr. Scott is co-trustee; 114,760 shares held by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Scott is co-trustee; 831,428 shares held of record by the Campbell B. Lanier, III Charitable Remainder Trust, of which Mr. Scott is trustee; and 47,162 shares held in trust for Mr. Scott's minor daughter, of which Mr. Scott's wife is co-trustee.

(12) Includes 2,422 shares held of record by Mr. Shumate's wife, 10 shares held of record by Mr. Shumate's minor daughter and 54 shares held of record by Mr. Shumate's minor son.

(13) Includes 5,105,833 shares held of record by SCANA Communications Holdings, Inc. Mr. Timmerman is the Chief Executive Officer of SCANA Corporation, the parent of SCANA Communications Holdings, Inc. Mr.Timmerman disclaims beneficial ownership of any shares held by SCANA Communications Holdings, Inc.

(14) Includes 228 shares held of record by Mr. Walker's wife.

(15) Includes 3,428,840 shares which all directors and executive officers as a group have the right to purchase within 60 days of February 29, 2000 pursuant to options. See footnote (2) above.

                             ELECTION OF DIRECTORS

                                  (Proposal 1)

Nominees for Election as Directors

   ITC/\DeltaCom's restated certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in the year 2001 and at the annual meeting of stockholders in the year 2002, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

   Campbell B. Lanier, III, Andrew M. Walker, William B. Timmerman and James H. Black, Jr. have been nominated for election to the class with a three-year term which will expire at the annual meeting of stockholders in the year 2003. Each of the nominees is an incumbent director.

Approval of Nominees

   Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

   The board of directors recommends that the stockholders of ITC/\DeltaCom vote "FOR" the election of the nominees to serve as directors.

   Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

                   Nominees for Election for Three-Year Terms

       Name                                                   Age Director Since
       ----                                                   --- --------------
       Campbell B. Lanier, III...............................  49      1997
       Andrew M. Walker......................................  58      1997
       William B. Timmerman..................................  53      1997
       James H. Black, Jr....................................  52      1999

   Campbell B. Lanier, III has been Chairman of the Company since March 1997. Mr. Lanier has served as Chairman of the Board and Chief Executive Officer of ITC Holding Company, Inc., or its predecessors, since its inception in 1985. ITC Holding is a diversified telecommunications company. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He is also a director of KNOLOGY Holdings, Inc., a broadband telecommunications services company, EarthLink, Inc., a nationwide Internet service provider, and Vista Eyecare, Inc., a full service optical retailer, and serves as Chairman of the Board of Powertel, Inc., a wireless telecommunications services company. He has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997. Mr. Lanier is a cousin of Malcolm C. Davenport, V, who is also a director of the Company.

   Andrew M. Walker has been Chief Executive Officer of the Company since March 1997, President of the Company since April 2000 and Vice Chairman of the board of directors of the Company since April 1998. He served as President and Chief Executive Officer of the managing partner of each of Interstate FiberNet and Gulf States FiberNet, predecessors to Interstate FiberNet, Inc., a wholly-owned subsidiary of the Company, from November 1994 until March 1997. Mr. Walker has served as a director of KNOLOGY Holdings, Inc. since July 1996, and served as Chief Executive Officer and President of KNOLOGY from July 1996 to February 1997.

   William B. Timmerman has served since 1978 in a variety of management positions at SCANA Corporation, a diversified utility company, including Chief Executive Officer, President, Senior Vice President, Executive Vice President and Chief Financial Officer. Mr. Timmerman is also a director of SCANA Corporation, Powertel, Inc. and Liberty Corporation, a life insurance company, and has served as a director of ITC Holding Company, Inc., or its predecessor, since 1996.

   James H. Black, Jr. has been Senior Vice President of the Company since July 1999. He was Chairman and Chief Executive Officer of AvData Systems, Inc., a provider of wide area data networks, from 1990 until the company was acquired by ITC/\DeltaCom in July 1999. Pursuant to the terms of the agreement by which ITC/\DeltaCom acquired AvData, Mr. Black was appointed to the board of directors for a term expiring at this annual meeting. Mr. Black serves as a director of several privately held corporations including Business Television
International, d.b.a. Knowledge Networks, a training applications service provider, Air Quality Sciences, Inc., an indoor environmental testing and product certification business, and Norelli & Company, a strategic consulting firm.

                      Directors Whose Terms Expire in 2001

       Name                                                   Age Director Since
       ----                                                   --- --------------
       Donald W. Burton......................................  56      1997
       Malcolm C. Davenport, V...............................  46      1997
       William T. Parr.......................................  63      1997

   Donald W. Burton has served as the Managing General Partner of South Atlantic Venture Funds since 1983 and as the General Partner of The Burton Partnership, Limited Partnership since 1979. Since 1981, he has served as President of South Atlantic Capital Corporation. Mr. Burton serves as a director of Powertel, Inc., KNOLOGY Holdings, Inc., the Heritage Group of Mutual Funds and several private companies.

   Malcolm C. Davenport, V has operated his own C.P.A. and law practices since 1979 and 1983, respectively. Mr. Davenport has also served as a director of ITC Holding Company, Inc., or its predecessors, since 1989 and serves as a director of several of its former subsidiaries. He is a director of Spintek Gaming Technologies, Inc., a gaming technology provider, American Artists Film Corporation, a motion picture production company, and a number of private companies. Mr. Davenport is a cousin of Campbell B. Lanier, III, who is also a director of the Company.

   William T. Parr has served as Vice Chairman of J. Smith Lanier & Co., an insurance placement company, since 1980. He has served as a director of ITC Holding Company, Inc., or its predecessors, since 1989. He also serves as a director of J. Smith Lanier & Co. and Industrial Distribution Group, Inc., a supplier of maintenance, repair, operating and production products.

                      Directors Whose Terms Expire in 2002

       Name                                                   Age Director Since
       ----                                                   --- --------------
       Robert A. Dolson......................................  54      1997
       O. Gene Gabbard.......................................  59      1997
       William H. Scott, III.................................  52      1997

   Robert A. Dolson served as President and Chairman of Continental Water Company, a holding company for regulated water utilities, from 1982 and 1989, respectively, until 1999. He served as President and Chairman of National Enterprises, Inc., the parent company of Continental Water Company, from 1984 and 1989, respectively, until 1999. He has served as a director of ITC Holding Company, Inc., or its predecessors, since December 1993. He also serves as a director of several private companies.

   O. Gene Gabbard has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as a director of ITC Holding Company, Inc. and several of its subsidiaries, as well as Powertel, Inc. and ClearSource, Inc., a provider of broadband telecommunications services. From August 1990 through January 1993, Mr. Gabbard served as Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

   William H. Scott, III has served as President of ITC Holding Company, Inc., or its predecessors, since December 1991 and as a director of ITC Holding, or its predecessors, since May 1989. He is also an officer and director of several ITC Holding subsidiaries. Mr. Scott is a director of Powertel, Inc., KNOLOGY Holdings, Inc., EarthLink, Inc., Innotrac Corporation, a provider of marketing support services, Headhunter.net, Inc., an on-line recruiting service, and nFront, Inc., a provider of Internet banking services to financial institutions.

Board of Directors and Committees of the Board

   The board of directors held nine meetings during the Company's 1999 fiscal year, which ended on December 31, 1999. During 1999, each director other than Messrs. Dolson and Timmerman attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served. Messrs. Dolson and Timmerman each attended at least 50% of the aggregate of the total number of meetings of the board of directors held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served.

   The board of directors acts as a nominating committee for selecting candidates to stand for election as directors. Pursuant to the Company's bylaws, other candidates may also be nominated by any stockholder, provided each such other nomination is submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not less than 60 days before the annual meeting or, in the event less than 75 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, received not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information: (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company's capital stock which are beneficially owned by such person and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (2) as to the stockholder giving the notice (a) the name and address, as they appear on the Company's books, of such stockholder and (b) the class and number of shares of the Company's capital stock which are beneficially owned by such stockholder.

   The board of directors currently has standing audit and compensation committees.

   The audit committee, which held one meeting during 1999, currently consists of Messrs. Burton, Dolson and Gabbard. This committee is responsible for recommending to the full board of directors the selection of the Company's independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of the Company's system of internal accounting controls in consultation with the independent auditors and reviewing generally the activities and recommendations of the independent auditors.

   The compensation committee, which held five meetings during 1999, currently consists of Messrs. Gabbard, Parr and Scott. This committee is responsible for establishing the compensation and benefits of the executive officers of the Company, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests, and administering the Company's stock option plans.

Director Compensation

   Fees. Directors who are not employees of ITC/\DeltaCom receive $750 for each board meeting attended in person, $200 for each board meeting attended by conference telephone and $200 for each committee meeting attended, whether in person or by conference telephone. Directors of the Company who are also employees of the Company receive no directors fees. All directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures.

   Stock Option Grants. The Company's Director Stock Option Plan generally provides that each non-employee director will receive options to purchase 32,100 shares of common stock upon the director's initial election or appointment to the board of directors. The option exercise price for options granted under the Director Stock Option Plan will be 100% of the fair market value of the shares of common stock at the close of business on the date of grant of the option. Options granted will generally become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant. The board of directors may amend or terminate the Director Stock Option Plan with respect to shares of common stock as to which options have not been granted.

   At December 31, 1999, stock options to purchase 192,600 shares of common stock were outstanding pursuant to the Director Stock Option Plan.

Executive Compensation

   The following table sets forth the compensation paid to the Chief Executive Officer of ITC/\DeltaCom and to each of the Company's other four most highly compensated executive officers for fiscal 1999, referred to collectively as the "Named Executive Officers":

                                                        Long Term
                                                       Compensation
                                                      --------------
                                  Annual Compensation   Securities
Name and Principal                -------------------   Underlying      All Other
Position                 Year (1) Salary ($) Bonus($) Options (#)(2) Compensation ($)
------------------       -------- ---------- -------- -------------- ----------------
Andrew M. Walker........   1999    163,255    85,334      14,073          15,200(3)
 Vice Chairman and Chief
  Executive                1998    158,308   101,314      23,302          18,134(4)
 Officer                   1997    147,063   115,348     401,250          12,838(5)
Foster O. McDonald......   1999    147,520    71,499       8,444          48,753(6)
 President                 1998    139,880    84,429      13,982          22,059(7)
                           1997    133,606    96,123     240,750          32,912(8)
Douglas A. Shumate......   1999    129,383    63,468       6,462          22,861(9)
 Senior Vice President-
  Chief Financial          1998    116,385    55,461       9,322          17,772(10)
 Officer                   1997     94,131    51,266     168,376           9,795(11)
Roger F. Woodward.......   1999    136,708    44,943       7,036          16,124(12)
 Senior Vice President-
  Sales and                1998    129,519    46,885      10,372          18,483(13)
 Account Services          1997    123,708    56,716     160,500          32,474(14)
Steven D. Moses.........   1999    119,720    57,943       6,863           8,981(15)
 Senior Vice President-
  Network Services         1998    116,092    68,794      11,392           7,155(16)
                           1997    103,444    78,323     160,500           6,971(17)

--------

(1) Information provided is for the full fiscal year. For the period before the Company's formation on March 24, 1997, the Named Executive Officers were compensated by entities that became subsidiaries of the Company.

(2) Excludes options granted by ITC Holding Company, Inc., which was the former parent company of ITC/\DeltaCom, before the Company's formation on March 24, 1997.

(3) Represents $1,951 in life insurance premiums paid by the Company on behalf of Mr. Walker, $6,400 in matching contributions made by the Company to the Company's 401(k) Plan on behalf of Mr. Walker, $2,049 in travel allowances and an automobile allowance of $4,800 paid to Mr. Walker by the Company.

(4) Represents $2,394 in life insurance premiums paid by the Company on behalf of Mr. Walker, $6,400 in matching contributions made by the Company to the Company's 401(k) Plan on behalf of Mr. Walker, $4,448 in travel allowances and an automobile allowance of $4,892 paid to Mr. Walker by the Company.

(5) Represents $3,288 in life insurance premiums paid by the Company on behalf of Mr. Walker, $4,750 in matching contributions made by the Company to the Company's 401(k) Plan on behalf of Mr. Walker, and an automobile allowance of $4,800 paid to Mr. Walker by the Company

(6) Represents $304 in life insurance premiums paid by the Company on behalf of Mr. McDonald, $6,400 in matching contributions made by the Company on behalf of Mr. McDonald to the Company's 401(k) Plan, the reimbursement by the Company of $35,008 in moving expenses incurred by Mr. McDonald during 1999, $1,756 in travel allowances and an automobile allowance of $5,285 paid to Mr. McDonald by the Company.

(7) Represents $546 in life insurance premiums paid by the Company on behalf of Mr. McDonald, $6,400 in matching contributions made by the Company on behalf of Mr. McDonald to the Company's 401(k) Plan, $8,513 in travel allowances and an automobile allowance of $6,600 paid to Mr. McDonald by the Company.

(8) Represents $4,653 in matching contributions made by the Company on behalf of Mr. McDonald to the Company's 401(k) Plan, an automobile allowance of $6,600 paid to Mr. McDonald by the Company and the reimbursement by the Company of $21,659 in moving expenses incurred during 1997 by Mr. McDonald.

(9) Represents $213 in life insurance premiums paid by the Company on behalf of Mr. Shumate, $6,400 in matching contributions made by the Company on behalf of Mr. Shumate to the Company's 401(k) Plan, $11,448 in travel allowances and an automobile allowance of $4,800 paid to Mr. Shumate by the Company.

(10) Represents $207 in life insurance premiums paid by the Company on behalf of Mr. Shumate, $6,285 in matching contributions made by the Company on behalf of Mr. Shumate to the Company's 401(k) Plan, $6,388 in travel allowances and an automobile allowance of $4,892 paid to Mr. Shumate by the Company.

(11) Represents $245 in life insurance premiums paid by the Company on behalf of Mr. Shumate, $4,750 in matching contributions made by the Company on behalf of Mr. Shumate to the Company's 401(k) Plan and an automobile allowance of $4,800 paid to Mr. Shumate by the Company.

(12) Represents $602 in life insurance premiums paid by the Company on behalf of Mr. Woodward, $6,400 in matching contributions made by the Company on behalf of Mr. Woodward to the Company's 401(k) Plan, $3,837 in travel allowances and an automobile allowance of $5,285 paid to Mr. Woodward by the Company.

(13) Represents $995 in life insurance premiums paid by the Company on behalf of Mr. Woodward, $6,208 in matching contributions made by the Company on behalf of Mr. Woodward to the Company's 401(k) Plan, $4,680 in travel allowances and an automobile allowance of $6,600 paid to Mr. Woodward by the Company.

(14) Represents an automobile allowance of $6,600 paid to Mr. Woodward by the Company as well as the reimbursement by the Company of $25,874 in moving expenses incurred during 1997 by Mr. Woodward.

(15) Represents $498 in life insurance premiums paid by the Company on behalf of Mr. Moses, $5,000 in matching contributions made by the Company to the Company's 401(k) Plan on behalf of Mr. Moses, $3,356 in travel allowances paid to Mr. Moses by the Company and the value of the personal use of a Company vehicle calculated under Internal Revenue Service regulations to be $127.

(16) Represents $633 in life insurance premiums paid by the Company on behalf of Mr. Moses, $5,000 in matching contributions made by the Company to the Company's 401(k) Plan on behalf of Mr. Moses, $1,151 in travel allowances paid to Mr. Moses by the Company and the value of the personal use of a Company vehicle calculated under Internal Revenue Service regulations to be $371.

(17) Represents $925 in life insurance premiums paid by the Company on behalf of Mr. Moses, $4,750 in matching contributions made by the Company to the Company's 401(k) Plan on behalf of Mr. Moses, and the value of the personal use of a Company vehicle calculated under Internal Revenue Service regulations to be $1,296.

Stock Option Grants in Fiscal 1999

   The following table sets forth information concerning all stock options granted during fiscal 1999 to the Named Executive Officers:

                                                                           Potential
                                                                          Realizable
                                                                           Value at
                                     Percent                            Assumed Annual
                                    of Total                            Rates of Stock
                                     Options                                 Price
                         Number of   Granted                             Appreciation
                           Shares      to                                  for Option
                         Underlying Employees                               Term(3)
                           Options  in Fiscal    Exercise    Expiration ---------------
Name                     Granted(1)   Year    Price($/Share)   Date(2)   5%($)  10%($)
----                     ---------- --------- -------------  ---------- ------- -------
Andrew M. Walker........   11,073      0.6        14.75        3/10/09  102,715 260,301
                            3,000      0.2        24.19       10/25/09   45,634 115,646
Foster O. McDonald......    6,644      0.3        14.75        3/10/09   61,631 156,185
                            1,800      0.1        24.19       10/25/09   27,381  69,388
Douglas A. Shumate......    5,062      0.3        14.75        3/10/09   46,956 118,996
                            1,400      0.1        24.19       10/25/09   21,296  53,968
Roger F. Woodward.......    5,536      0.3        14.75        3/10/09   51,353 130,139
                            1,500      0.1        24.19       10/25/09   22,817  57,823
Steven D. Moses.........    5,413      0.3        14.75        3/10/09   50,212 127,247
                            1,450      0.1        24.19       10/25/09   22,056  55,896

--------

(1) All options granted to the Named Executive Officers were granted under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan and are exercisable for shares of common stock. These options will generally become exercisable with respect to 50% of the shares subject to such options on the second anniversary of the date of grant and with respect to 25% of the shares subject to such options on each of the third and fourth anniversaries of the date of grant. Non-qualified stock options may be transferable in specified circumstances for the benefit of the optionee's family members.

(2) The term of each option generally may not exceed ten years.

(3) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the option, assuming that the shares appreciate in value from the option grant date compounded annually until the end of the option term at the rate specified, 5% or 10%, and that the option is exercised and sold on the last day of the option term for the appreciated share price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the SEC and do not represent the Company's estimate or projection of future prices of the shares. There is no assurance provided to any Named Executive Officer or any other holder of common stock that the actual stock price appreciation over the term of the applicable options will be at the assumed 5% and 10% levels or at any other defined level.

Stock Option Exercises in Fiscal 1999

   The following table sets forth information concerning all stock options exercised during fiscal 1999 and unexercised stock options held at the end of that fiscal year by the Named Executive Officers:

  Aggregate Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

                                                     Number of Securities
                                                    Underlying Unexercised   Value of Unexercised In-
                                                    Options at Fiscal Year-    the-Money Options at
Name                        Shares                          End(#)             Fiscal Year-End ($)(1)
----                     Acquired on     Value     ------------------------- -------------------------
                         Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
                         ------------ ------------ ----------- ------------- ----------- -------------
Andrew M. Walker........    75,000      827,022      292,566      290,103     7,332,697    6,820,833
Foster O. McDonald......        --           --      184,392      190,632     4,625,385    4,511,075
Douglas A. Shumate......    45,904      578,602      169,639      106,029     4,351,619    2,480,431
Roger F. Woodward.......        --           --      124,316      127,038     3,093,121    2,962,104
Steven D. Moses.........    35,904      929,444      145,418      109,543     3,705,361    2,538,107

--------

(1) Represents the difference between the exercise price and the closing price of the common stock on The Nasdaq National Market on December 31, 1999, the last trading day in fiscal 1999.

Transactions with Related Parties

   The following is a summary of some transactions and relationships among ITC/\DeltaCom and its directors, executive officers and significant stockholders with respect to fiscal 1999.

   Acquisition of AvData Systems, Inc. During fiscal 1999, the Company acquired AvData Systems, Inc. by merger under a merger agreement entered into in April 1999 by the Company, AvData and Interstate FiberNet, Inc. At the closing of the merger, 983,511 shares of the Company's common stock, including 171,898 shares which are being held in a two-year escrow account to protect against certain contingencies, and 39,915 options for shares of the Company valued at approximately $29.2 million in the aggregate were issued to the former shareholders of AvData. The merger agreement also provided that AvData's former shareholders would be entitled to receive additional shares of the Company, referred to as "earnout shares," if the surviving corporation achieved specified performance goals in fiscal 1999. The Company made an earnout payment in March 2000 of an additional 123,757 shares and 6,163 options for shares valued at approximately $4.3 million in the aggregate. In determining revenues for purposes of the earnout formula, the Company agreed to include revenues from a sale of services that would have been made in 1999 but was not made because the Company determined that making such sale would have disrupted existing customer relationships. The following table presents information about shares of the Company's common stock issued to former AvData shareholders who are directors, executive officers or significant stockholders of the Company:

                             Relationship      Number of Initial   Number of      Total Value of
Name                        to the Company       Merger Shares   Earnout Shares Shares Received(1)
----                        --------------     ----------------- -------------- ------------------
James H. Black, Jr. (2)  Director and Sr. V.P.      107,005          13,470        $ 3,488,510
Donald W. Burton (3)     Director                   176,102          22,171          5,741,252
Malcolm C. Davenport, V  Director                       697              87             22,702
O. Gene Gabbard          Director                     4,806             663            158,362
J. Smith Lanier, II      Stockholder                  9,019           1,135            294,022
William T. Parr          Director                     6,102             768            198,930
William H. Scott, III    Director                     9,693           1,220            316,000
SCANA Corporation (4)    Stockholder                 49,995           6,294          1,629,921

--------

(1) Based upon the merger stock determination price of $28.9563 per share.

(2) Includes 48,175 shares owned jointly with Mr. Black's wife, 355 shares owned by Mr. Black's minor daughter and 355 shares owned by Mr. Black's minor son.

(3) Includes 194,935 shares owned by South Atlantic Venture Fund, L.P., of which Mr. Burton is the managing general partner, and 106 shares owned by South Atlantic Capital Corporation, of which Mr. Burton is the sole shareholder.

(4) Includes 56,289 shares owned by SCANA Communications Holdings, Inc., a wholly-owned subsidiary of SCANA Corporation.

   Real Property Leases. The Company leases real property from entities controlled by Mr. Sidney L. McDonald, a stockholder of ITC/\DeltaCom Communications, Inc.'s predecessor and the father of Foster O. McDonald, who served as President of the Company in fiscal 1999. Under the lease agreements, the Company paid approximately $176,000 in 1999 and is obligated to pay approximately $169,000 annually from 2000 through April 2005. The lease agreements are cancelable by either of the parties upon 24 months' notice.

   Transactions with ITC Holding Affiliates. Messrs. Lanier, Davenport, Parr, Dolson, Gabbard, Timmerman and Scott, all of whom are directors of the Company, are also directors of ITC Holding Company, Inc., which is the successor to ITC/\DeltaCom's former parent company. The Company has entered into the business relationships with subsidiaries or affiliates of ITC Holding described below.

   The Company, through its subsidiary Interstate FiberNet, Inc., sells capacity on its fiber optic network to several ITC Holding subsidiaries and affiliates, including Powertel, Inc., Powertel PCS, Inc. and KNOLOGY Holdings, Inc. Together, these entities paid Interstate FiberNet, Inc. approximately $1.6 million for such capacity for fiscal 1999.

   The Company, through its subsidiary ITC/\DeltaCom Communications, Inc., provides long distance and carrier switched long distance service to several ITC Holding subsidiaries and affiliates, including KNOLOGY, InterCall, Inc., Interstate Telephone Company, Valley Telephone Company, Powertel and MindSpring Enterprises, Inc. Together, these entities paid the Company approximately $11.4 million for fiscal 1999. The Company also earns commissions by serving as agent for certain interexchange carriers doing business with InterCall and MindSpring. Under these agreements, the Company contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to InterCall and MindSpring. Together, InterCall and MindSpring paid the Company commissions totaling approximately $1.2 million for fiscal 1999.

   The Company, through Interstate FiberNet, Inc., provides directory assistance and operator service to Powertel, Interstate Telephone, Valley Telephone, Globe Telecommunications, Inc. and KNOLOGY. Revenues recorded by the Company for these services were approximately $1.5 million for fiscal 1999.

   The Company entered into an arrangement in January 1998 to lease its executive offices in West Point, Georgia from KNOLOGY for approximately $11,000 per month. The Company paid KNOLOGY $55,000 in connection with this lease for fiscal 1999. This lease terminated in April 1999. For fiscal 1999, the Company paid approximately $46,000 to Interstate Telephone for space leased on a month-to-month basis.

   The Company purchased feature group access and other services from Interstate Telephone, Valley Telephone, Globe Telecommunications and KNOLOGY totaling approximately $610,000 for fiscal 1999.

   InterCall provides conference calling services to the Company. The Company paid approximately $62,000 for such services for fiscal 1999.

   ITC Holding, through some of its subsidiaries, provides the Company and its subsidiaries with air travel services. The Company paid $497,000 to ITC Holding and its affiliates for such services during fiscal 1999.

                  Report of the Compensation Committee of the

                    Board of Directors of ITC/\DeltaCom

                         on Executive Compensation

   The Compensation Committee of the board of directors has prepared the following report on the Company's policies with respect to the compensation of executive officers for the fiscal year ended December 31, 1999. This report, as well as the performance graph on page 15, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

   The Compensation Committee is charged with making decisions with respect to the compensation of the Company's executive officers and administering the Company's stock option plans. No member of the Compensation Committee is an employee of the Company or its subsidiaries. During 1999, the Compensation Committee consisted of O. Gene Gabbard, William T. Parr and William H. Scott, III.

Compensation Policies Toward Executive Officers

   The compensation policies of the Company are designed to attract, motivate and retain experienced and qualified executives, increase the overall performance of the Company, increase stockholder value and increase the performance of individual executives.

   The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on the Company's overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. In addition, it is the policy of the Company to grant stock options to executives upon their commencement of employment with the Company and annually thereafter in order to strengthen the alliance of interest between such executives and the Company's stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on the Company's performance, as reflected in the market price of the common stock.

   The following describes in more specific terms the elements of compensation that implement the Compensation Committee's compensation policies, with specific reference to compensation reported for 1999.

   Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the Company's geographic region. Base salaries for executive officers are reviewed annually by the Compensation Committee based upon, among other things, individual performance and responsibilities.

   Annual salary adjustments are recommended by the Chief Executive Officer and the President by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance. The Compensation Committee performs the same review of the performance of the Chief Executive Officer and the President. Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company's strategic plan and attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights, but are subject to adjustments by the Compensation Committee.

   Bonuses. The Company's annual bonuses to its executive officers are based on both corporate and individual performance, as measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors consist of revenue and earnings targets established in the Company's annual budget. Bonuses for 1999, which were paid in 2000, are based upon the achievement of such financial and operating factors.

   Stock Options. A third component of executive officers' compensation consists of awards under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan, pursuant to which the Company grants executive officers and other key employees options to purchase shares of common stock.

   The Compensation Committee grants stock options to the Company's executives in order to align their interests with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the value of the common stock, which in turn provides stockholder gains. The Compensation Committee generally grants options to new executive officers and other key employees upon their commencement of employment with the Company and annually thereafter. The options generally are granted at an exercise price equal to the closing market price of the common stock at the date of the grant. Options granted to executive officers typically vest over a period of two to four years following the date of grant. The maximum option term is ten years. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for the Company's stockholders through appreciation of stock price. Management of the Company believes that stock options have been helpful in attracting and retaining skilled executive personnel.

   Stock option grants made to executive officers in 1999 reflect significant individual contributions relating to the Company's operations and implementation of the Company's development and growth programs. Certain newly hired executive officers also received stock option grants at the time of their employment with the Company. During 1999, the Company granted stock options to purchase an aggregate of 1,997,393 shares of common stock to approximately 950 employees, including options to purchase an aggregate of 42,878 shares of common stock to the Company's five most highly compensated executive officers. The per share option exercise prices of such options ranged from $14.75 to $29.375, which generally equaled the fair market value of a share of common stock on the respective dates of grant.

   Other. The Company has adopted a contributory retirement plan, referred to as the "401(k) Plan," for all of its employees, including executive officers, age 21 and over with at least six months and 500 hours of service to the Company. The 401(k) Plan provides that each participant may contribute up to 15% of the participant's salary, but not to exceed the annual statutory limit. The Company generally makes matching contributions to each participant's account equal to 100% of the first 2% and 50% of the next 4% of such participant's annual contribution by salary and/or bonus deferral to the 401(k) Plan.

Chief Executive Officer Compensation

   The executive compensation policy described above is applied in setting Mr. Walker's compensation. Mr. Walker generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and long-term equity-linked compensation. The Compensation Committee's general approach in establishing Mr. Walker's compensation is to be competitive with peer companies, but to have a large percentage of his target compensation based upon the long-term performance of the Company, as reflected in part in the market price of the common stock.

   Mr. Walker's compensation for the year ended December 31, 1999 included $163,255 in base salary and a $85,334 cash bonus. Mr. Walker's salary and bonus payments for 1999 were based on, among other factors, the Company's performance and the 1998 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies. Mr. Walker was also granted options to purchase 14,073 shares of common stock in 1999 under the Company's 1997 Stock Option Plan.

Compensation Deductibility Policy

   Under Section 162(m) of the Internal Revenue Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the Company's five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's executive officers.

                                            Respectfully submitted,

                                            Compensation Committee

                                            O. Gene Gabbard
                                            William T. Parr
                                            William H. Scott, III

Compensation Committee Interlocks and Insider Participation

   The current members of the Compensation Committee are O. Gene Gabbard, William T. Parr and William H. Scott, III. There are no interlock relationships as defined in the applicable SEC rules. For a description of transactions between the Company and the members of the Compensation Committee, see "Transactions with Related Parties" in this proxy statement.

Stockholder Return Performance Graph

   The following graph and table show the cumulative total stockholder return on the Company's common stock compared to the Standard & Poor's 500 Stock Index and the Nasdaq Telecommunications Index, which is composed of publicly traded companies which are principally in the telecommunications business, for the periods between October 24, 1997, the date the common stock began trading on The Nasdaq National Market, and December 31, 1999. The graph assumes $100 was invested on October 24, 1997 in (1) the Company's common stock, (2) the Standard & Poor's 500 Stock Index and (3) the Nasdaq Telecommunications Index. Total stockholder return is measured by dividing total dividends, assuming dividend reinvestment, plus share price change for a period by the share price at the beginning of the measurement period.


[Performance Graph Appears Here]
                      Base Period                    Years Ended
                   October 24, 1997  December 1997  December 1998  December 1999
ITC DeltaCom,Inc.       $100           $100.00         $184.84        $334.84
S&P 500 Index           $100           $104.37         $134.20        $162.44
Nasdaq Telecom Index    $100           $102.60         $168.93        $294.19

                           CHARTER AMENDMENT PROPOSAL

                                  (Proposal 2)

   ITC/\DeltaCom's restated certificate of incorporation currently authorizes the issuance of a total of 90,000,000 shares of ITC/\DeltaCom common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, for a total authorized capital stock of 95,000,000 shares. The stockholders are asked to consider and vote upon a proposal to amend the restated certificate of incorporation to increase the number of authorized shares of ITC/\DeltaCom capital stock from 95,000,000 to 205,000,000 shares and to increase the number of authorized shares of common stock from 90,000,000 to 200,000,000 shares. The number of authorized shares of preferred stock will remain fixed at 5,000,000 shares. The board of directors approved the proposed amendment to the restated certificate of incorporation at a meeting held on January 25, 2000.

   Of the presently authorized 90,000,000 shares of common stock, 60,016,650 shares were issued and outstanding as of March 29, 2000 and an additional 18,837,675 shares, referred to as "reserved shares," were reserved for issuance under ITC/\DeltaCom's benefit plans and its convertible securities. If the charter amendment proposal is approved, ITC/\DeltaCom would have available for future issuance, excluding the reserved shares, approximately 121,145,675 shares of common stock as of March 29, 2000. If the charter amendment proposal is not approved, ITC/\DeltaCom would have available for future issuance, excluding the reserved shares, approximately 11,145,675 shares of common stock as of the same date.

   Although ITC/\DeltaCom has no present plans or commitments to issue the proposed additional authorized shares of common stock, the additional shares would be available for issuance without further action by the Company's stockholders except as required by law or regulation, including requirements of the Nasdaq Stock Market. The board of directors believes that the authorization of the additional shares is desirable so that there will be sufficient shares available for issuance for purposes that the board of directors may hereafter determine to be in the best interests of ITC/\DeltaCom and its stockholders. These purposes could include additional offers of shares for cash and acquisitions of complementary businesses, as well as the declaration of stock splits and stock dividends and other general corporate purposes. In its last two fiscal years, ITC/\DeltaCom has consummated acquisitions of several complementary businesses, the consideration for which consisted entirely or partially of common stock, and completed public offerings of additional common stock and debt securities convertible into common stock. In many situations, prompt action may be required which would not permit ITC/\DeltaCom to seek stockholder approval to authorize additional shares for a specific transaction on a timely basis. The board of directors believes it should have the flexibility to act promptly in the best interests of ITC/\DeltaCom and its stockholders. The terms of any future issuance of common stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

   The proposed increase in the authorized shares of common stock is designed to provide flexibility to the board of directors. However, these additional shares, if issued, could be used to create impediments to, or otherwise discourage, persons attempting to gain control of ITC/\DeltaCom, and would have a dilutive effect on stockholders.

   If the stockholders approve the proposal to increase the number of authorized shares of common stock, the additional authorized shares will be part of the existing class of common stock and will increase the number of shares of common stock available for issuance by the Company, but will have no effect upon the terms of the common stock or the rights of the holders of such shares. If and when issued, the proposed additional authorized shares of common stock will have the same rights and privileges as the shares of common stock currently outstanding.

   If the charter amendment proposal is approved by the stockholders, Article
4.1 of the restated certificate of incorporation would read in its entirety as follows:

     4.1 Authorized Shares; Increase in Authorized Shares.

       The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 205,000,000 shares, of which 200,000,000 shares shall be classified as shares of Common Stock, with a par value of $0.01 per share ("Common Stock"), and 5,000,000 shares shall be classified as shares of Preferred Stock, with a par value of $0.01 per share ("Preferred Stock"). The Board of Directors expressly is authorized to provide for the issuance of shares of Preferred Stock in one or more series without the approval of the stockholders of the Corporation. The number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (irrespective of the right to vote thereupon as a class that the holders of the shares of any such class would otherwise be entitled to under Section 242(b)(2) of the Delaware General Corporation Law).

   If the proposal is approved by the stockholders, the proposed amendment to the restated certificate of incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware after the annual meeting.

Approval of Proposal 2

   Approval of the charter amendment proposal will require the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date for the annual meeting.

   The board of directors recommends that the stockholders of ITC/\DeltaCom vote "FOR" the charter amendment proposal.

            ITC/\DELTACOM, INC. 1997 STOCK OPTION PLAN PROPOSAL

                                  (Proposal 3)

   The ITC/\DeltaCom, Inc. 1997 Stock Option Plan, referred to as the "1997 Stock Option Plan," currently authorizes the issuance of a total of 7,815,000 shares of common stock pursuant to the plan. The stockholders are asked to consider and vote upon a proposal to amend the 1997 Stock Option Plan to increase the number of shares of common stock that may be issued pursuant to the plan from 7,815,000 shares to 9,815,000 shares. The board of directors approved the proposed amendment to the 1997 Stock Option Plan at a meeting held on January 25, 2000.

   The purpose of the 1997 Stock Option Plan is to advance the interests of the Company by providing eligible individuals an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and will encourage such eligible individuals to remain in the employ of the Company. The board of directors believes that it is important to increase the number of shares available under the 1997 Stock Option Plan in order to maintain and improve the Company's ability to attract and retain key personnel, and to serve as an incentive to such personnel to make extra efforts to contribute to the success of the Company's operations. As of March 29, 2000, there were 1,809,865 shares of common stock authorized and available for issuance under the 1997 Stock Option Plan and not subject to outstanding awards. The board of directors believes that this number of shares is insufficient to meet the Company's needs for long-term incentive compensation in the form of stock options.

   The only change proposed by the amendment is an increase in the number of shares of common stock that may be issued under the 1997 Stock Option Plan. The amendment does not alter the considerations of the Compensation Committee with respect to grants under the plan. Because the award of options is completely within the discretion of the Compensation Committee, it is not possible to determine at this time the awards that may be made to officers or other employees.

   The following is a summary description of the 1997 Stock Option Plan, which was originally approved by the stockholders of the Company on October 17, 1997.

Description of the ITC/\DeltaCom, Inc. 1997 Stock Option Plan

   Under the 1997 Stock Option Plan, the Company may grant options to purchase up to an aggregate of 7,815,000 shares of common stock, subject to adjustment under certain circumstances, to employees of the Company and other individuals whose participation is determined to be in the best interests of the Company by the Compensation Committee. As of March 29, 2000, options to purchase 6,005,135 shares of common stock had been granted under the plan at exercise prices ranging from $2.2429 to $29.375 per share.

   The 1997 Stock Option Plan provides for the grant of options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code to employees of the Company, as well as the grant of non-qualifying options, or NSOs, to officers, directors and key employees of the Company and other individuals whose participation in the plan is determined to be in the best interests of the Company by the Compensation Committee.

   The 1997 Stock Option Plan is administered by the Compensation Committee. The Compensation Committee selects the optionees and determines the number of shares of common stock covered by each option and the terms of the option agreement to be executed by the Company and the optionee.

   The option exercise price for ISOs granted under the 1997 Stock Option Plan may not be less than 100% of the fair market value of the common stock on the date of grant, or 110% in the case of an ISO granted to an optionee beneficially owning more than 10% of the outstanding common stock. The option exercise price for

NSOs granted under the 1997 Stock Option Plan may not be less than the par value of the common stock on the date of grant of the option. The maximum option term is ten years, or five years in the case of an ISO granted to an optionee beneficially owning more than 10% of the outstanding common stock. Options may be exercised at any time after grant, except as otherwise determined by the Compensation Committee and provided in the particular option agreement. Options covering no more than 1,605,000 shares of common stock may be granted to an optionee during the term of the plan. There is also a $100,000 limit on the value of common stock, determined at the time of grant, covered by ISOs that first become exercisable by an optionee in any calendar year. No option may be granted more than ten years after the effective date of the plan. ISOs are non-transferable. Subject to the terms of the optionee's stock option agreement, non-ISOs may be transferable in specified circumstances for the benefit of the optionee's family members.

   Options granted under the 1997 Stock Option Plan generally become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

   Payment for shares purchased under the 1997 Stock Option Plan may be made either in cash or, if permitted by the particular option agreement, by exchanging shares of common stock of the Company with a fair market value equal to the total option exercise price, plus cash for any difference. If permitted by the particular option agreement, options may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tender to the Company cash or cash equivalents equal to the option exercise price plus the amount of any taxes that the Company may be required to withhold in connection with the exercise of the option.

   If an employee's employment with the Company terminates by reason of death or permanent and total disability, the employee's options, to the extent exercisable, may be exercised within three months after such death or disability unless a later date is otherwise provided in the option agreement, but not later than the date the option would otherwise expire. If the employee's employment terminates for any reason other than death or disability, options held by such optionee terminate on the date of such termination unless a later date is otherwise provided in the option agreement, but not later than the date the option would otherwise expire.

   The board of directors at any time may terminate or suspend the 1997 Stock Option Plan. If not previously terminated, the 1997 Stock Option Plan will terminate automatically on March 24, 2007, the tenth anniversary of the date of the plan's adoption by the board of directors.

Federal Income Tax Consequences

   The grant of an option is not a taxable event for the optionee or the Company.

   Incentive Stock Options. An optionee will not recognize taxable income upon exercise of an ISO. However, the alternative minimum tax may apply and any gain realized upon a disposition of shares of common stock received pursuant to the exercise of an ISO will be taxed as long-term capital gain if the optionee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise. This requirement is referred to as the "holding period requirement." The Company will not be entitled to any business expense deduction with respect to the exercise of an ISO, except as discussed below.

   For the exercise of an ISO to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company from the date the option is granted through a date within 30 days before the date of exercise of the option. In the case of an optionee who is disabled, the 30-day period is extended to one year. In the case of an employee who dies, the 30-day period and the holding period requirement for shares of common stock received pursuant to the exercise of the option are waived. Options granted to non-employee directors cannot qualify as ISOs.

   If all of the requirements for incentive option treatment are met except for the holding period requirement, the optionee will recognize ordinary income upon the disposition of shares of common stock received pursuant to the exercise of an ISO in an amount equal to the excess of the fair market value of the shares of common stock at the time the option was exercised over the exercise price. The balance of the realized gain, if any, will be long-term or short-term capital gain, depending upon whether or not the shares of common stock were sold more than one year after the option was exercised. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Section 162(m) of the Internal Revenue Code, as summarized below.

   If an optionee exercises an ISO by tendering shares of common stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an ISO and had not satisfied the holding period requirement. If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise, other than alternative minimum taxable income as noted above, and the tax basis of the shares of common stock exchanged would be treated as the substituted basis for the shares of common stock received. If the optionee used shares received pursuant to the exercise of an ISO or another statutory option as to which the optionee had not satisfied the holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares, and the excess of the fair market value of the shares tendered over the optionee's basis in the shares would be taxable.


   Non-Qualified Options. Upon exercising a NSO, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise except that, if the optionee is subject to certain restrictions imposed by securities laws, the measurement date will be deferred, unless the optionee makes a special tax election within 30 days after exercise to have income determined without regard to the restrictions. Upon a subsequent sale or exchange of shares of common stock acquired pursuant to the exercise of a NSO, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock, which generally is the amount paid for the shares of common stock plus the amount treated as ordinary income at the time the option was exercised.

   If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income. Under Section 162(m) of the Internal Revenue Code, if the optionee is one of certain specified executive officers, then, unless certain exceptions apply, the Company is not entitled to deduct compensation with respect to the optionee, including compensation related to the exercise of stock options, to the extent such compensation in the aggregate exceeds $1 million for the taxable year. The options are intended to comply with the exception to Section 162(m) of the Internal Revenue Code for "performance-based" compensation.

   If the optionee surrenders shares of common stock in payment of part or all of the exercise price for NSOs, no gain or loss will be recognized with respect to the shares of common stock surrendered, regardless of whether the shares were acquired pursuant to the exercise of an ISO, and the optionee will be treated as receiving an equivalent number of shares of common stock pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares of common stock surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as the period that had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares of common stock received pursuant to the exercise of the option will be taxed as ordinary income. The optionee's basis in the additional shares of common stock will be equal to the amount included in the optionee's income.

Approval of Proposal 3

   Approval of the proposal to amend the ITC/\DeltaCom, Inc. 1997 Stock Option Plan will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting.

   The board of directors recommends that the stockholders of ITC/\DeltaCom vote "FOR" the proposal to amend the ITC/\DeltaCom, Inc. 1997 Stock Option Plan.

                            INDEPENDENT ACCOUNTANTS

   Arthur Andersen LLP has acted as ITC/\DeltaCom's independent accountants for the Company's 1999 fiscal year and has been selected to act as the Company's independent accountants for the Company's 2000 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ITC/\DeltaCom. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal 1999 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 1999.

              STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2001

   Any proposal or proposals by a stockholder intended to be included in the Company's proxy statement and form of proxy relating to the 2001 annual meeting of stockholders must be received by the Company no later than December 19, 2000, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2001 annual meeting of stockholders any stockholder proposal which may be omitted from the Company's proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Any proposal that is not submitted for inclusion in next year's proxy statement but is instead presented directly at the 2001 annual meeting of stockholders will be considered untimely, and management will be entitled to vote proxies in its discretion with respect to such proposal, if the Company does not receive notice of the proposal prior to the close of business on March 4, 2001.

                                 OTHER MATTERS

   The board of directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

                                             By Order of the Board of
                                          Directors,


                                             Campbell B. Lanier, III
                                             Chairman of the Board of
                                          Directors

Dated: April 18, 2000

                              ITC/\DELTACOM, INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 11, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ITC/\DeltaCom, Inc. (the "Company") hereby appoints Douglas A. Shumate and J. Thomas Mullis, or either of them, with full power of substitution, as proxies to cast all votes, as designated on the reverse side of this proxy card, which the undersigned is entitled to cast at the 2000 annual meeting of stockholders (the "Annual Meeting") to be held on Thursday, May 11, 2000, at 11:00 a.m., local time, at the New Horizon Community Theatre, 411 West 8th Street, West Point, Georgia, and at any adjournments or postponements thereof, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournments or postponements thereof.

          (Continued and to be dated and signed on the reverse side)

                       ANNUAL MEETING OF STOCKHOLDERS of
                              ITC/\DELTACOM, INC.

                                 May 11, 2000

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS --------> [________________________________________]

        \/      Please Detach and Mail in the Envelope Provided       \/
--------------------------------------------------------------------------------
/\ [X]  Please mark your                                                    L
        votes as in this
        example.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Proposal 1
----------
To elect four directors to serve on the Board of Directors, each for a three-year term and until their respective successors are elected and qualified:

Nominees:       Campbell B. Lanier, III
                Andrew M. Walker
                William B. Timmerman
                James H. Black, Jr.

                 FOR all nominees             WITHHOLD
                listed (except as             AUTHORITY
                  marked to the              to vote for
                 contrary below)         all nominees listed

                       [_]                       [_]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________________________

________________________________________________________________________________

Proposal 2: To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock from 95,000,000 shares to 205,000,000 shares and the number of authorized shares of the Company's common stock from 80,000,000 shares to 200,000,000 shares.

                          FOR     AGAINST    ABSTAIN

                          [_]       [_]        [_]

Proposal 3: To approve an amendment to the Company's 1997 Stock Option Plan to increase to 9,815,000 the number of shares of the Company's common stock that may be issued under the plan.

                          FOR     AGAINST    ABSTAIN

                          [_]       [_]        [_]

This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgement of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN ACCORDANCE
WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies heretofore given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

If you receive more than one proxy card, please, date, sign and return all cards in the accompanying envelope.

Signature(s)__________________________________________ Dated: _________________

NOTE: (Please date and sign here exactly as name appears hereon. Where signing as attorney, executor, administrator, trustee, guardian or other fiduciary, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)